Exhibit 99.1

Contact:

Dan Coccoluto	Eric Snow
Omtool, Ltd.	Blanc and Otus
Chief Financial Officer	Investor Relations
978-327-5700	617-451-6102 x203
coccoluto@omtool.com	esnow@blancandotus.com

OMTOOL™ REPORTS FIRST QUARTER FISCAL YEAR 2008 RESULTS

Revenue from Omtool’s AccuRoute® document capture and handling solution continues to grow consistent with increased market penetration

Andover, Mass., May 1, 2008 – Omtool, Ltd. (OTCBB:OMTL), a leading provider of document capture and handling solutions, today reported operating results for the first quarter of fiscal year 2008.  Total revenue for the quarter ended March 31, 2008 was approximately $4.0 million as compared with revenue of approximately $3.8 million for the quarter ended March 31, 2007, representing a 3% increase.  Total software license revenue increased by 20% during the first quarter of 2008 as compared to the same period in 2007.  As Omtool continues to execute on its strategic goal of generating more of its revenue from the AccuRoute product line, its revenue from sales of hardware, which is primarily sold in conjunction with Omtool’s legacy fax product, continues to decline.  Hardware revenue for the period ending March 31, 2008 decreased by approximately 20% from the first quarter of 2007 while service and other revenue remained relatively flat in the first quarter of 2008 compared to the same period in 2007.

During the first quarter of fiscal year 2008, AccuRoute, Omtool’s flagship product line, continued its growth and represented 88% of software license revenue as compared to 80% in the quarter ended March 31, 2007.  AccuRoute’s growth is predominantly due to the continued adoption of the AccuRoute product line within the legal vertical market where Omtool now has over 250 customers.  At the same time, Omtool’s legacy products represented 10% of total software license revenue for the quarter ended March 31, 2008, as compared to 20% during the same period in 2007.

The company’s operating expenses for the quarter ended March 31, 2008 were approximately $3.2 million as compared to approximately $4.3 million for the quarter ended March 31, 2007, representing a decrease of 26%.  Net loss for the quarter ended March 31, 2008 was approximately $(495,000) or $(0.11) per share, on a basic and diluted basis, as compared to a net loss of approximately $(1,948,000) or $(0.43) per share, on a basic and diluted basis for the same quarter of 2007.

“A greater portion of our software license sales continues to be derived from our AccuRoute product line, and we also experienced an increase in total revenue when compared to the same time last year.  This total revenue increase is also attributable to strong and continued growth of our new software license sales from our legal customers, as well as profitable results delivered by our European operations again this quarter.  The overall softening economic environment did not impact our first quarter results as we ended the quarter near our plan,” said Robert L. Voelk, Omtool’s chairman, president and chief executive officer.

Commenting on milestones achieved during this reporting period, Voelk said, “I was very pleased that we announced our new partnerships with both Canon and Sharp this past quarter.  They join our other multi-

function peripheral device partners including HP, Ricoh and Xerox.  These partnerships provide us with a vehicle to capitalize on our strategic goal of increasing sales opportunities for the entire AccuRoute product line in a wider variety of vertical markets.  We will continue to focus our direct sales efforts on targeted vertical markets such as the healthcare, legal and professional services markets, where we have surpassed 250 legal customers with our AccuRoute product line, as well as pursue opportunities in the financial services vertical market with our strategic partners.  We expect these partnerships and our continued direct focus on specific vertical markets will continue to effectively position Omtool as a leader in the document capture and handling market.”

About Omtool, Ltd.

Omtool, Ltd. is a leading provider of document capture and handling solutions that simplify the integration of paper and electronic documents in enterprise information management systems.  Its flagship product family, AccuRoute, streamlines the capture, conversion, communication and archive of paper and electronic documents, enabling fast, secure, simultaneous distribution to multiple destinations in multiple formats.  Available at any network-enabled scan device or from a user’s desktop computer, AccuRoute provides faster, more efficient workflows, while reducing cost, complexity and risk.  Omtool solutions are used worldwide by businesses in document-intensive industries that demand secure handling, integration and tracking of documents in full compliance with a range of regulatory requirements.  Based in Andover, Mass., with offices in the United Kingdom, Omtool can be contacted at 1-800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s objectives and expectations for future financial and operating performance; strategic and financial alternatives; customer interest in Omtool’s AccuRoute and other products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the continuation of Omtool’s operating losses; the pursuit of strategic, financial and operating alternatives; the introduction of new product offerings, including the AccuRoute software product; the success of Omtool’s channel sales strategies, business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, financial services and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; Omtool’s ability to manage expansion; Omtool’s ability to obtain desired financing; acquisitions and integration of complementary businesses; Omtool’s ability to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002; Omtool’s continued compliance with the requirements of the OTC Bulletin Board and the Pink Sheets; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission (SEC), including Omtool’s Annual Report on Form 10-K filed with the SEC on March 28, 2008.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follows.

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Statements of Operations

(In Thousands except Per Share Amounts)

	Three Months Ended March 31,
	(Unaudited)	(Unaudited)
	2008	2007
Revenue:
Software license	$1,257	$1,047
Hardware	233	292
Media	133	170
Service and other	2,329	2,324
Total revenue	3,952	3,833
Cost of revenue:
Software license	91	101
Hardware	151	192
Media	77	102
Service and other	952	1,069
Total cost of revenue	1,271	1,464
Gross profit	2,681	2,369
Operating expenses:
Sales and marketing	1,676	2,196
Research and development	701	880
General and administrative	791	997
Restructuring costs	—	213
Total operating expenses	3,168	4,286
Loss from operations	(487)	(1,917)
Interest and other income (expense), net	(8)	(31)
Net loss	$(495)	$(1,948)

Net loss per share
Basic and Diluted	$(0.11)	$(0.43)

Weighted average number of common shares outstanding
Basic and Diluted	4,657	4,478

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
(in Thousands)	(Unaudited)

Assets:
Cash and cash equivalents	$2,444	$2,328
Unbilled accounts receivable	381	420
Accounts receivable, net	2,066	2,133
Inventory	101	76
Prepaids and other	357	369
	5,349	5,326
Property and equipment, net	1,212	1,278
Goodwill and intangibles, net	3,066	3,160
Unbilled accounts receivable, long-term	156	217
Other assets	291	291
	$10,074	$10,272
Liabilities and stockholders’ equity:
Accounts payable	$832	$950
Accrued liabilities	1,821	1,571
Deferred revenue, current	4,578	4,347
Note payable, current	561	561
Capital lease obligations, current	96	95
	7,888	7,524
Deferred revenue, long-term	551	524
Deferred rent	468	467
Note payable, long-term	561	702

Capital lease obligations, long-term	235	259
Stockholders’ equity	371	796
	$10,074	$10,272